                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (date of earliest event reported):  March 12, 1997

                            USA WASTE SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                         Commission file number 1-12154
                                                -------
                  DELAWARE                                   73-1309529
      (State or other jurisdiction of                     (I.R.S. Employer
       incorporation or organization)                   Identification No.)

          1001 FANNIN, SUITE 4000
               HOUSTON, TEXAS                                  77002
  (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (713) 512-6200

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a)      FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

        The audited historical combined balance sheet of Laidlaw Solid Waste Management Group - Canadian Operations as at August 31, 1996 and combined statements of operations and cash flows for the year then ended and the unaudited historical combined balance sheet of Laidlaw Solid Waste Management Group - Canadian Operations as at November 30, 1996 and combined statements of operations and cash flows for the three months ended November 30, 1996 are set forth as ATTACHMENT A and are incorporated herein by reference.

        (b)       PRO FORMA FINANCIAL INFORMATION

        Pro forma financial information for the business acquired subsequent to December 31, 1996 is set forth as ATTACHMENT B and are incorporated herein by reference.

        (c)       EXHIBITS

        23.1   Consent of Independent Accountants.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        USA WASTE SERVICES, INC.

                                        By:  /s/  GREGORY T. SANGALIS
                                            ---------------------------------
                                             Gregory T. Sangalis
                                             Vice President, General Counsel
                                             & Secretary



July 22, 1997

                                                                   Attachment A


REPORT OF INDEPENDENT ACCOUNTANTS


We have audited the accompanying combined balance sheet of Laidlaw Solid Waste Management Group - Canadian Operations (as defined in Note 1) as of August 31, 1996 and the related combined statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the management of Laidlaw Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Laidlaw Solid Waste Management Group - Canadian Operations as of August 31, 1996, and the combined results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.










October 16, 1996 (except for Notes 1 and 8
     which are as at January 15, 1997)                       Coopers & Lybrand
Hamilton, Canada                                          Chartered Accountants

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

COMBINED BALANCE SHEETS
(US $000's)

------------------------------------------------------------------------
                                                  (Unaudited)
                                                  November 30  August 31
                                                     1996        1996
                                                      $            $
------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

Trade and other accounts receivable (net of
    allowance for doubtful accounts of $622;
    August 31, 1996 - $634)                          44,573      42,562
Inventories                                           2,574       2,613
Income taxes recoverable (Note 8)                    47,536      49,236
Other current assets                                  5,263       5,919
                                                   --------    --------
                                                     99,946     100,330
                                                   --------    --------
FIXED ASSETS

Land, landfill sites and improvements                73,412      72,042
Buildings                                            29,911      27,897
Vehicles and other                                  239,478     229,665
                                                   --------    --------
                                                    342,801     329,604
Less:  Accumulated depreciation and amortization   (170,794)   (164,594)
                                                   --------    --------
                                                    172,007     165,010
                                                   --------    --------
OTHER ASSETS

Goodwill (net of accumulated amortization
    of $18,401; August 31, 1996 - $17,363)          116,566     113,490
Deferred charges                                     11,399      11,351
Other                                                 1,388       1,482
                                                   --------    --------
                                                    129,353     126,323
                                                   --------    --------
                                                    401,306     391,663
                                                   ========    ========



LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

COMBINED BALANCE SHEETS
(US $000's)

------------------------------------------------------------------
                                          (Unaudited)
                                          November 30   August 31
                                              1996         1996
                                                $            $
------------------------------------------------------------------
LIABILITIES

CURRENT LIABILITIES

Accounts payable                              28,425       29,237
Accrued liabilities                            9,727        9,324
Current portion of long-term debt (Note 3)        77          243
                                             -------      -------
                                              38,229       38,804
LONG-TERM DEBT (Note 3)                          142          264

DEFERRED INCOME TAXES (Note 8)                21,235       21,130

ENVIRONMENTAL AND OTHER LONG-TERM
    LIABILITIES (Note 4)                       8,497        8,360
                                             -------      -------
                                              68,103       68,558
                                             -------      -------
COMMITMENTS AND CONTINGENCIES (Note 5)

NET INVESTMENT BY LAIDLAW INC.               333,203      323,105
                                             -------      -------
                                             401,306      391,663
                                             =======      =======


LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

COMBINED STATEMENTS OF OPERATIONS
(US $000's)

--------------------------------------------------------------------------------
                                                     (Unaudited)
                                                       For the
                                                     Three Months    For the
                                                         Ended      Year Ended
                                                      November 30   August 31
                                                         1996         1996
                                                          $             $
--------------------------------------------------------------------------------
REVENUE                                                 71,549       262,179
                                                        ------       -------
Operating expenses (Note 6)                             51,648       188,759
Selling, general and administrative expenses (Note 6)    5,098        19,175
Depreciation and amortization                            7,413        30,121
                                                        ------       -------
INCOME FROM OPERATIONS                                   7,390        24,124
                                                        ------       -------
Allocated interest expense (Note 1)                      2,680        11,244
Interest portion of closure and post-closure costs         102           406
Interest on long-term debt and other interest              147           250
Interest, dividend and other income                       (344)       (1,139)
                                                        ------       -------
INCOME BEFORE INCOME TAXES                               4,805        13,363

DEFERRED INCOME TAX EXPENSE (Notes 1 and 8)              2,419         6,775
                                                        ------       -------
NET INCOME                                               2,386         6,588
                                                        ======       =======

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

COMBINED STATEMENTS OF CASH FLOWS
(US $000's)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                      (Unaudited)
                                                        For the
                                                      Three Months   For the
                                                         Ended      Year Ended
                                                      November 30   August 31
                                                          1996        1996
                                                           $           $
--------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN):

Operating activities                                      9,829      28,887
Investing activities                                    (13,922)    (65,871)
Financing activities                                     14,191      96,850
                                                        -------     -------
                                                         10,098      59,866
NET INVESTMENT BY LAIDLAW INC. - BEGINNING OF PERIOD    323,105     263,239
                                                        -------     -------
NET INVESTMENT BY LAIDLAW INC. - END OF PERIOD          333,203     323,105
                                                        =======     =======
OPERATING ACTIVITIES

Net Income                                                2,386       6,588

    Items not affecting cash:

       Depreciation and amortization                      7,413      30,121
       Deferred income taxes                              1,329       6,775
       Other                                               (408)     (3,725)
                                                        -------     -------
                                                         10,720      39,759
Cash used in financing working capital
    excluding the effect of acquisitions:

Trade and other accounts receivable                      (2,011)     (4,722)
Inventories                                                  39        (654)
Other current assets                                        656      (2,308)
Accounts payable and accrued liabilities                    425      (3,188)
                                                        -------     -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 9,829      28,887
                                                        =======     =======

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

COMBINED STATEMENTS OF CASH FLOWS (CONT'D)
(US $000's)

---------------------------------------------------------------------------
                                                  (Unaudited)
                                                    For the
                                                  Three Months   For the
                                                     Ended      Year Ended
                                                  November 30    August 31
                                                     1996          1996
                                                       $            $
---------------------------------------------------------------------------
INVESTING ACTIVITIES

Purchase of fixed assets                            (9,538)      (20,437)
Net proceeds from sale of fixed and other assets       983         1,658
(Increase) decrease in deferred charges                 71        (1,278)
Expended on acquisitions (Note 7)                   (5,532)      (46,046)
Net decrease in other assets                            94           232
                                                   -------       -------
NET CASH USED IN INVESTING ACTIVITIES              (13,922)      (65,871)
                                                   =======       =======
FINANCING ACTIVITIES

Repayment of long-term debt                           (491)         (327)
Net advances from Laidlaw Inc.                      14,682        97,177
                                                   -------       -------
NET CASH PROVIDED BY FINANCING ACTIVITIES           14,191        96,850
                                                   =======       =======

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS
(US $000'S)
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

     Under the terms of a Stock Purchase Agreement dated September 17, 1996 (the "Laidlaw Agreement") among Allied Waste Industries, Inc. ("Allied") and certain affiliates of Allied, and Laidlaw Inc. ("Laidlaw") and certain affiliates of Laidlaw, Allied purchased the solid waste management business of Laidlaw (the "Laidlaw Solid Waste Management Group"). The Laidlaw Solid Waste Management Group provides solid waste collection, compaction, disposal, recycling, resource recovery, transportation and transfer services to commercial, industrial and residential customers in the United States and Canada. Laidlaw conducted the solid waste management business directly and indirectly through its subsidiaries, Laidlaw Waste Systems, Inc. Laidlaw Waste Systems (Canada) Ltd. and Laidlaw Medical Services Ltd. ("Medical Services").

     Subsequent to the Laidlaw Agreement, a Share Purchase Agreement dated January 15, 1997 (the "Agreement") among USA Waste Services, Inc. ("USA Waste") and certain affiliates of USA Waste, and Allied and certain affiliates of Allied was entered into. Under the terms of the Agreement, USA Waste has offered to purchase the Canadian operations of the Laidlaw Solid Waste Management Group ("Laidlaw Solid Waste Management Group - Canadian Operations" or the "Group") from Allied. The Group provides solid waste collection, compaction, disposal, recycling, transportation and transfer services to commercial, industrial, and residential customers in Canada. Allied conducts this business directly or indirectly through its subsidiaries, Allied Waste Holdings (Canada) Ltd., Laidlaw Waste Systems Ltd., and Medical Services.

     Interest expense associated with intercompany financing with the Group's parent, Laidlaw, has been allocated to the Group based on its share of the parent's net assets. Income taxes have been calculated using applicable Canadian income tax rates applied to the Group's income for tax purposes.

     These special purpose financial statements give effect to the combination of the operations constituting the Laidlaw Solid Waste Management Group - Canadian Operations. The Group's intercompany loans and advances have been excluded from the combined balance sheet.

     The surplus funds of the Group are regularly transferred to Laidlaw, and any financing requirements are provided by Laidlaw. Accordingly, no cash or bank indebtedness balances are reported in these combined financial statements.

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reported period. Actual results could differ from those estimates.

     A summary of significant accounting policies followed in the preparation of these combined financial statements is as follows:

     (a) INVENTORIES

     Inventories are valued at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

     (b) FIXED ASSETS

     Landfill sites, preparation costs, and improvements are recorded at cost and amortized on the basis of landfill capacity utilized during the year.

     Depreciation and amortization of other property and equipment is provided substantially on a straight-line basis over their estimated useful lives which are as follows:

        Buildings                            20 to 40 years
        Vehicles and other                    5 to 15 years


     Management periodically reviews the carrying values of its fixed assets to determine whether such values are recoverable. Any resulting write downs are charged against income.

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     (c)   OTHER ASSETS

     Goodwill is amortized on a straight-line basis over forty years. The Group reviews the value assigned to goodwill to determine if its recoverability has been impaired by conditions affecting the Group. The amount of any impairment is charged against income.

     Deferred charges are amortized on a straight-line basis over a two to nine year period depending on the nature of the deferred costs.

     (d)   FINANCIAL INSTRUMENTS

     The Group's accounts receivable, accounts payable and long-term debt constitute financial instruments. Based on available market information, the carrying value of these instruments approximates their fair value as at August 31, 1996. Concentrations of credit risk in accounts receivable are limited, due to the large number of customers comprising the Group's customer base throughout Canada. The Group performs ongoing credit evaluations of its customers, but does not require collateral to support customer accounts receivable. The Group establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers, historical trends and other relevant information.


     (e)   REVENUE

     Amounts billed to customers prior to providing the related services are deferred and later reported as revenues in the period in which the services are rendered.

     (f)   ENVIRONMENTAL LIABILITIES

     Environmental liabilities include accruals for costs associated with closure and post-closure monitoring and maintenance of the Group's landfills and remediation at certain of the Group's facilities. The Group accrues for closure and post-closure costs over the life of the landfill site as airspace is consumed.

     (g)   FOREIGN CURRENCY TRANSLATION

     The majority of the Group's transactions and account balances are denominated in Canadian dollars. For the presentation in these combined financial statements, the accounts are translated to U.S. dollars on the following basis:

     Assets and liabilities at the exchange rate in effect at the balance sheet date and revenue and expenses at weighted monthly average exchange rates for the year.

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     (h)   ACCOUNTING PRONOUNCEMENT NOT YET REQUIRED TO BE ADOPTED

     The Group does not expect the adoption of "SFAS" No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to have a materially adverse effect on the Group's financial position or results of operations. In 1997 the Group is required to adopt SFAS No. 121, issued by the Financial Accounting Standards Board. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used in operations is less than the carrying value of the asset, an impairment loss must be recognized in the amount of the difference between the carrying value and the fair value. Should events and circumstances indicate that any of the Group's landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force Discussion Issue ("EITF") 95-23. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

     SFAS No. 121 has been adopted for the unaudited period ended November 30, 1996. The Group has evaluated these issues and has determined that no events or circumstances have occurred that require the evaluation of any of the Group's landfills for possible impairment.

     (i)  INTERIM REPORTING

     The combined balance sheets of Laidlaw Solid Waste Management Group - Canadian Operations as of November 30, 1996, the related, combined statements of operations for the three months ended November 30, 1996 and the combined statements of cash flows for the three months ended November 30, 1996 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations, and cash flows for the period presented.

3.   LONG-TERM DEBT

                                                     (Unaudited)
                                                     November 30       August 31
                                                        1996              1996
                                                          $                 $
     Notes due at various dates from 1998 to 2002
         with interest rates from 0% to 8%               219                507
     Less:  Current portion                               77                243
                                                         ---                ---
                                                         142                264
                                                         ===                ===



     The aggregate amount of minimum payments required on long-term debt in each of the years indicated is as follows:

                                                            $

       Year ending August 31,      1997                    243
                                   1998                    168
                                   1999                     32
                                   2000                     32
                                   2001                     32
                                                           ---
                                                           507
                                                           ===

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------



4.   ENVIRONMENTAL LIABILITIES

     The Group has recorded liabilities for closure and post-closure monitoring and environmental remediation costs as follows:

                                                                    August 31
                                                                      1996
                                                                       $
       Current portion of environmental liabilities,
           included in accrued liabilities                              748
       Non-current portion of environmental liabilities               5,409
                                                                      -----
                                                                      6,157
                                                                      =====



     The Group, in the normal course of its business, expends funds for environmental protection and remediation, but does not expect these expenditures to have a materially adverse effect on its financial condition or results of operations, since its business is based upon compliance with environmental laws and regulations and its services are priced accordingly.

     Closure and post-closure costs for the Group's landfills are based upon the local landfill regulations governing the facility. Costs include such items as final capping of the site, methane gas and leachate management, groundwater monitoring, and operation and maintenance costs to be incurred during the period after the facility closes and ceases to accept waste.

     The Group has also established procedures to routinely evaluate potential remedial liabilities at sites which it owns or operated, or to which it transported waste. The Group routinely reviews and evaluates sites requiring remediation, giving consideration to the nature (i.e. owner, operator, transporter or generator), and the extent (i.e. amount and nature of waste hauled to the location, number of years of site operation by the Group, or other relevant factors) of the Group's alleged connection with the site, the accuracy and strength of evidence connecting the Group to the location, the number, connection and financial ability of other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Where the Group concludes that it is probable that a liability has been incurred, provision is made in the financial statements, based upon management's judgement and prior experience, for the Group's best estimate of the liability. Such estimates are subsequently revised as deemed necessary as additional information becomes available.

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------

4.   ENVIRONMENTAL LIABILITIES (CONT'D)


     Estimates of the extent of the Group's degree of responsibility for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. The ultimate outcome of these items may differ from current estimates. The Group believes that its extensive experience in the environmental services business provides a reasonable basis for making its estimates. However, these estimates may include a range of possible outcomes. In such cases, the Group provides for the amount within the range that constitutes its best estimate. The Group's best estimate is at the higher range of possible outcomes. While the Group does not currently anticipate that any adjustment to its estimates would be material to its financial statements, it is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities that could be material. The impact of such future events cannot be estimated at the current time.

     Where the Group believes that both the amount of a particular environmental liability and the timing of the payments are reliably determinable, the cost in current dollars is discounted to present value, assuming inflation of 3% and a risk free discount rate of 8%. Had the Group not discounted any portion of its liability, the amount recorded would have been increased by approximately $9.4 million as at August 31, 1996.

     The majority of the Group's active landfill sites have estimated remaining lives ranging from 3 to approximately 23 years based upon current site plans and anticipated annual volumes of waste. As at August 31, 1996, the Group estimates that during this remaining site life, it will provide for an additional $24.0 million of closure and post-closure costs, including accretion for the discount recognized to date.

     Anticipated payments of environmental liabilities for each of the next five years and thereafter are as follows:

                                                              $
            Year ending August 31, 1997                       748
                                   1998                       466
                                   1999                     1,154
                                   2000                       804
                                   2001                       663
                                   Thereafter              26,625
                                                           ------
                                                           30,460
                                                           ======

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------



5.   COMMITMENTS AND CONTINGENCIES

     (a)    LEASE COMMITMENTS

     Rental expense incurred under operating leases amounted to $2,412 in the year ended August 31, 1996.

     Rentals payable under operating leases for premises and equipment are as follows:


                                                        $
       Year ending August 31, 1997                    2,241
                              1998                    2,031
                              1999                    1,874
                              2000                    1,731
                              2001                    1,143
                              Thereafter              5,062
                                                     ------
                                                     14,082
                                                     ======




     (b) LEGAL PROCEEDINGS

     The Group is subject to extensive and evolving laws and regulations and has implemented its own environmental safeguards to respond to regulatory requirements. In the normal course of business, the Group provides for closure and post-closure accruals to comply with all governmental regulations.

     In the normal course of conducting its operations, the Group may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgements against the Group which may have an impact on the financial results for a particular period. Management expects that such matters in process at August 31, 1996 will not have a materially adverse effect on this Group's financial position or its results from operations.

     (c) LETTERS OF CREDIT AND GUARANTEES

     At November 30, 1996, the Group has $14,124 (August 31, 1996 - $14,503) in
     outstanding letters of credit, of which the most significant are in support of the Group's undertakings in respect of landfill closure and post-closure activities required in obtaining regulatory operating permits.

     In addition, Laidlaw Inc. and its affiliates have provided guarantees and additional letters of credit in the aggregate amount of approximately $40 million (August 31, 1996 - $40 million) for closure and post-closure activities and bid bonds.

LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------

6.   RELATED PARTY TRANSACTIONS

     Included in operating expenses and selling, general and administrative expenses are management fee income, insurance premiums and rental charges paid to affiliated companies as follows:


                                                             For the
                                                            Year Ended
                                                            August 31
                                                              1996
                                                                $
     Management fees income - net                             3,787
                                                              =====
     Insurance premiums expense                                 184
                                                              =====
     Rental charges expense                                     198
                                                              =====

     The Group directly incurs all of the significant costs of doing business


LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------

7.   ACQUISITIONS

     A summary of the Group's acquisitions of solid waste management companies for the year ended August 31, 1996 is as follows:

                                                            $

     Assets acquired - at fair value:
     Fixed assets                                         10,661
     Goodwill                                             34,336
     Long-term investments and other assets                6,606
                                                          ------
                                                          51,603
     Long-term liabilities assumed                         7,397
     Working capital                                       1,840
                                                          ------
     Expended in acquisitions                             46,046
                                                          ======
     Number of businesses acquired                             6
                                                          ======
     Annualized revenue acquired (unaudited)              38,000
                                                          ======



     PRO FORMA DATA (UNAUDITED)

     The condensed pro forma statement of operations data, as if acquisitions for the year ended August 31, 1996 had occurred at the beginning of the year, is as follows:

                                                   $
     Statement of operations data:

     Revenue                                    275,170
     Net income                                   6,915


LAIDLAW SOLID WASTE MANAGEMENT
GROUP - CANADIAN OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONT'D)
(US $000'S)
--------------------------------------------------------------------------------


8.   INCOME TAXES

     The Company's effective income tax rates are as follows:

                                              (Unaudited)
                                                For the
                                              Three Months    For the
                                                 Ended      Year Ended
                                              November 30   August 31
                                                  1996         1996
                                                    %            %

     Statutory Canadian federal income tax         29.1         29.1
     Net provincial income taxes                   14.4         14.4
     Expenses not deductible                        6.9          7.2
                                                   ----         ----
                                                   50.4         50.7
                                                   ====         ====

     The tax effect of temporary differences which comprise deferred income taxes shown on the balance sheet are as follows:

                                               (Unaudited)
                                               November 30   August 31
                                                  1996         1996
                                                    $           $
     Deferred tax assets:

     Accrued remediation and closure costs        2,659        2,621
     Other                                        1,221        1,204
                                                 ------       ------

     Net deferred tax assets                      3,880        3,825
     Excess of tax over book depreciation        25,115       24,955
                                                 ------       ------
     Net deferred tax liability                  21,235       21,130
                                                 ======       ======


     As per the Laidlaw Agreement and the Agreement, any loss carryforwards, loss carry backs, and income tax credits for tax purposes, included in income taxes recoverable which result in tax benefits to the Group, must ultimately be refunded to Laidlaw Inc. As at November 30, 1996, the entire income tax recoverable balance of $47,536 (August 31, 1996 - $49,236) consisted of such items.

                                                                ATTACHMENT B

                            USA WASTE SERVICES, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

On March 12, 1997, USA Waste Services, Inc. (the "Company") acquired all of Canadian solid waste subsidiaries of Allied Waste Industries, Inc. ("Allied") for US $518,000,000 in a transaction accounted for as a purchase. The acquired businesses ("Allied-Canada") include seven landfills, 41 collection operations, and eight transfer stations. Allied purchased these Canadian solid waste subsidiaries under the terms of a Stock Purchase Agreement dated September 17, 1996 (the "Laidlaw Agreement") between Allied and Laidlaw Inc. ("Laidlaw"), in which Allied purchased all the sold waste management business of Laidlaw. The Pro Forma Condensed Consolidated Financial Statements give effect to the purchase of the Canadian operations of the Laidlaw Solid Waste Management Group ("Laidlaw Solid Waste Management Group - Canadian Operations").

On February 7, 1997, the Company issued $535,275,000 of 4% convertible subordinated notes, due on February 1, 2002 ("Notes Offering"). The notes are convertible into shares of the Company's common stock at a conversion price of $43.56 per share. Concurrent with the Notes Offering, the Company completed a public offering of 11,500,000 shares of its common stock, priced at $35.125 per share ("Equity Offering") for net proceeds of approximately $387,438,000. The proceeds from the Notes Offering and Equity Offering were primarily used to repay debt under the Company's Credit Facility and for general corporate purposes.

The accompanying pro forma condensed consolidated balance sheet as of December 31, 1996 has been prepared as if the acquisition, Notes Offering and Equity Offering which occurred after December 31, 1996 were consummated as of that date. The accompanying pro forma condensed consolidated statements of operations for the year ended December 31, 1996 present the pro forma results of operation of the Company as if the acquisition, Notes Offering and Equity Offering had occurred on January 1, 1996. The accompanying pro forma condensed consolidated financial statements should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 as amended by Form 10-K/A filed April 30, 1997.

                           USA WASTE SERVICES, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
              (In Thousands, Except Share and Par Value Amounts)
                                 (Unaudited)
                              December 31, 1996





                                                                                                     Pro Forma
                                                                                 Allied-Canada       Adjustments
ASSETS                                                           USA Waste         (Note 2)            (Note 2)
                                                              ----------------  ----------------   -----------------
Current Assets:
   Cash and cash equivalent                                   $         23,511  $            -     $             -
Accounts receivable, net                                               210,038            36,673              (1,600) (a)
   Notes and other receivables                                          25,579             7,900                (400) (a)
   Deferred income taxes                                                39,714            47,536             (47,536) (a)
   Prepaid expenses and other                                           41,139             7,837                (200)
                                                              ----------------  ----------------   -----------------
           Total current assets                                        339,981            99,946             (49,736)
Notes and other receivables                                             49,059               -                   -
Property and equipment, net                                          1,810,251           172,007             105,250  (a)
Excess of cost over net assets of acquired
   businesses, net                                                     433,913           116,566             203,434  (a)
Other intangibles, net                                                  83,486               -                 5,000  (a)
Other assets                                                           113,815            12,787             (11,399) (a)
            Total assets                                      ----------------  ----------------   -----------------
                                                              $      2,830,505  $        401,306   $         252,549
                                                              ================  ================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                           $         94,900  $         28,425   $             -
   Accrued liabilities                                                 172,916             9,727              12,058  (a)
   Deferred revenues                                                    23,450               -                   -
   Current maturities of long-term debt                                 28,695                77                 (77) (a)
                                                              ----------------  ----------------   -----------------
            Total current liabilities                                  319,961            38,229              11,981
Long-term debt                                                       1,158,305               142                (142) (a)
                                                                                                             518,000  (b)

Deferred income taxes                                                    8,786            21,235              43,765  (a)
Closure, post-closure and other liabilities                            188,177             8,497              12,148  (a)
                                                              ----------------  ----------------   -----------------
                                                                     1,675,229            68,103             585,752
                                                              ----------------  ----------------   -----------------

Commitments and contingencies                                              -                 -                   -

Stockholders' equity:
   Preferred stock, $1.00 par value; 10,000,000 shares
   authorized: none issued                                                 -                 -                   -
Common stock, $.01 par value; 300,000,000 shares
   authorized; 139,609,250 historical shares issued and
   outstanding (151,109,250) pro forma shares issued and
   outstanding                                                           1,396               -                   -
Additional paid-in capital                                           1,255,856           333,203            (333,203) (c)
Retained earnings (accumulated deficit)                                (85,649)              -                   -
Foreign currency translation adjustment                                (15,843)              -                   -
Less treasury stock at cost                                               (484)              -                   -
                                                              ----------------  ----------------   -----------------
            Total stockholders' equity                               1,155,276           333,203            (333,203)
                                                              ----------------  ----------------   -----------------
            Total liabilities and stockholders' equity        $      2,830,505  $        401,306             252,549
                                                              ================  ================   =================



                                                                   Other
                                                                  Pro Forma
                                                                 Adjustments
ASSETS                                                             (Note 3)               Pro Forma
                                                              ----------------       ----------------
Current Assets:
   Cash and cash equivalent                                   $            -         $         23,511
Accounts receivable, net                                                   -                  245,111
   Notes and other receivables                                             -                   33,079
   Deferred income taxes                                                   -                   39,714
   Prepaid expenses and other                                              -                   48,776
                                                              ----------------       ----------------
           Total current assets                                            -                  390,191
Notes and other receivables                                                -                   49,059
Property and equipment, net                                                -                2,087,508
Excess of cost over net assets of acquired
   businesses, net                                                         -                  753,913
Other intangibles, net                                                     -                   88,486
Other assets                                                            14,000  (d)           129,203
            Total assets                                      ----------------       ----------------
                                                              $         14,000       $      3,498,360
                                                              ================       ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                           $            -         $        123,325
   Accrued liabilities                                                     -                  194,701
   Deferred revenues                                                       -                   23,450
   Current maturities of long-term debt                                    -                   28,695
                                                              ----------------       ----------------
            Total current liabilities                                      -                  370,171
Long-term debt                                                        (383,438) (d)         1,302,867


Deferred income taxes                                                      -                   73,786
Closure, post-closure and other liabilities                                -                  208,822
                                                              ----------------       ----------------
                                                                      (383,438)             1,955,646
                                                              ----------------       ----------------

Commitments and contingencies                                              -                      -


Stockholders' equity:
   Preferred stock, $1.00 par value; 10,000,000 shares
   authorized: none issued                                                 -                      -
Common stock, $.01 par value; 300,000,000 shares
   authorized; 139,609,250 historical shares issued and
   outstanding (151,109,250) pro forma shares issued and
   outstanding                                                             115  (d)             1,511
Additional paid-in capital                                             387,323  (d)         1,643,179
Retained earnings (accumulated deficit)                                    -                  (85,649)
Foreign currency translation adjustment                                    -                  (15,843)
Less treasury stock at cost                                                -                     (484)
                                                              ----------------       ----------------
            Total stockholders' equity                                 387,438              1,542,714
                                                              ----------------       ----------------
            Total liabilities and stockholders' equity        $         14,000       $      3,498,360
                                                              ================       ================




      See notes to pro forma condensed consolidated financial statements

                            USA WASTE SERVICES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   (In Thousands, Except Per Share Amounts)
                                  (Unaudited)
                      For the year ended December 31, 1996



                                                                     PREACQUISITION                   OTHER
                                                                         PERIOD       PRO FORMA      PRO FORMA
                                                                     ALLIED-CANADA   ADJUSTMENTS    ADJUSTMENTS
                                                       USA WASTE        (NOTE 2)      (NOTE 2)        (NOTE 3)        PRO FORMA
                                                      -----------      ---------      --------      -----------      -----------
Operating Revenues                                    $ 1,313,388      $ 268,698      $    -        $       -        $ 1,582,086
                                                      -----------      ---------      --------      -----------      -----------
Costs and expenses:
     Operating (exclusive of depreciation and
      amortization shown below)                           704,917        194,225           -                -            899,142
     General and administrative                           160,539         19,478           -                -            180,017
     Depreciation and amortization                        153,168         30,334         6,013 (e)          -            195,601
                                                                                         6,086 (f)
     Merger costs                                         120,656            -             -                -            120,656
     Unusual items                                         63,800            -             -                -             63,800
                                                      -----------      ---------      --------      -----------      -----------
                                                        1,203,080        244,037        12,099              -          1,459,216
                                                      -----------      ---------      --------      -----------      -----------

Income from operations                                    110,308         24,661       (12,099)             -            122,870
                                                      -----------      ---------      --------      -----------      -----------

Interest expense                                          (45,547)       (11,404)       11,404 (g)       33,112 (j)      (43,515)
                                                                                       (31,080)(h)
Interest income                                             5,267            -             -                -              5,267
Other, net                                                  8,060            703           -                -              8,763
                                                      -----------      ---------      --------      -----------      -----------
                                                          (32,220)       (10,701)      (19,676)          33,112          (29,485)
                                                      -----------      ---------      --------      -----------      -----------
Income before income taxes                                 78,088         13,960       (31,775)          33,112           93,385
Provision for income taxes                                 45,142          7,034       (13,076)(i)       13,245 (k)       52,345
                                                      -----------      ---------      --------      -----------      -----------
Net Income                                            $    32,946      $   6,926      $(18,699)     $    19,867      $    41,040
                                                      ===========      =========      ========      ===========      ===========

Earnings per common share                             $      0.24                                                    $      0.27
                                                      ===========                                                    ===========
Weighted average number of common and
 common equivalent shares outstanding                     139,740                                        11,500 (l)      151,240
                                                      ===========                                   ===========      ===========



      See notes to proforma condensed consolidated financial statements.

                            USA WASTE SERVICES, INC.
                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") for USA Waste Services, Inc. (the "Company") have been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of the Company set forth in its previously filed Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed April 30, 1997.

The Pro Forma Financial Statements are based on certain assumptions and preliminary estimates which are subject to change, but management does not believe any possible deviations will be material to the Pro Forma Financial Statements. The Pro Forma Financial Statements do not purport to be indicative of the results which would actually have been obtained had the acquisition, Notes Offering and Equity Offering been completed on the dates indicated or which may be obtained in the future.

2. BUSINESS ACQUIRED

On March 12, 1997, USA Waste Service, Inc. (the "Company") acquired all of the Canadian solid waste subsidiaries of Allied Waste Industries, Inc. ("Allied") for US $518,000,000 in a transaction accounted for as a purchase. The acquired businesses ("Allied-Canada") include seven landfills, 41 collection operations, and eight transfer stations. Allied purchased these Canadian solid waste subsidiaries under the terms of a Stock Purchase Agreement dated September 17, 1996 (the "Laidlaw Agreement") between Allied and Laidlaw Inc. ("Laidlaw"), in which Allied purchased all the solid waste management business of Laidlaw. The Pro Forma Condensed Consolidated Financial Statements give effect to the purchase of the Canadian operations of Laidlaw Solid Waste Management Group ("Laidlaw Solid Waste Management Group - Canadian Operations").

The pro forma adjustments which have been made to the acquired business are described below:

        a) Reflects the adjustments to the historical balance sheet of the business acquired for the purchase price allocation. The Company has allocated the cost of the acquired business to the assets acquired and liabilities assumed based on estimates of fair values thereof. The increase in accrued liabilities and closure, post-closure, and other liabilities is due to a working capital purchase price adjustment included in the purchase agreement to be paid to the previous owners of approximately $8,200,000 in addition to the original $518,000,000 purchase price, based on working capital information as if the transaction had occurred on December 31, 1996. The increase also includes approximately $10,000,000 for unfavorable contracts assumed by USA Waste, and approximately $6,000,000 of other liabilities and exit costs, including severance costs, legal fees, and other transaction costs relating to the acquisition. Management does not believe that any possible deviations of estimated fair value and actual fair value will be material to the Pro Forma financial statements.

        b) Reflects the financing of the US $518,000,000 purchase price of the acquisition from the Company's credit facility, as if the transaction had occurred January 1, 1996. In connection with the actual financing of the acquisition, the Company entered into a $350,000,000 note bearing interest at the bankers' acceptance rate plus 0.45%, maturing in seven years. Of the remaining balance of the purchase price, $80,000,000 was borrowed by the Company under its existing credit senior revolving credit facility and $88,000,000 was from the proceeds of the Company's Notes Offering and Equity Offering in February, 1997.

        c)      Reflects the elimination of the equity of the business acquired.

        d) Reflects the decrease in long-term debt for the effects of the assumed utilization of net proceeds from the Equity Offering and Notes Offering and the issuance of $535,275,000 of 4% Convertible Subordinated Debt under the Notes Offering, as if such transactions had occurred on December 31, 1996, as follows:

                Proceeds from Equity Offering                   $387,438,000
                Proceeds from Notes Offering                     535,275,000
                Less: Notes Offering Transaction Costs           (14,000,000)
                                                                ------------
                Net Proceeds                                     908,713,000
                4% Convertible Subordinated Debt                (535,275,000)
                                                                ------------
                Change in Long-term debt                        $373,438,000
                                                                ============

        e) Reflects additional depletion due to the allocation of the purchase price of the acquisition. Landfill costs are depleted over the anticipated life of the site on a units-of-production basis.

        f) Reflects additional amortization of goodwill and customer lists due to the allocation of the purchase price of the acquisition. Goodwill is amortized over a 40 year period on a straight-line basis. Customer lists are amortized from 5 to 7 years on a straight-line basis.

        g) Reflects the elimination of all the acquired business' interest expense that was allocated from its previous corporate affiliate.

        h) Reflects interest expense at a rate of 6% on the $518,000,000 of indebtedness incurred in connection with financing the business acquired as if the acquisition had occurred on January 1, 1996.

        i) Reflects the income tax effect related to the above adjustments to the operations of the business acquired using the measurement principles contained in SFAS 109.

3. OTHER PRO FORMA ADJUSTMENTS

        j) Reflects the changes in interest expense as a result of the following financing transactions as if these transactions had occurred on January 1, 1996:

                o Reduction in interest expense of $54,523,000 due to the use of net proceeds of $908,713,000 from the sale of Common Stock and 4% Subordinated Debt to finance the $518,000,000 purchase price of the business acquired and to repay $366,488,000 under the revolving line of credit that existed at January 1, 1996, and to repay $24,225,000 of other indebtedness that existed at January 1, 1996, all with an average interest rate of 6%.

                o Increase in interest expense of $21,411,000 due to the issuance of $535,275,000 of 4% Convertible Subordinated Debt.

        k) Reflects the income tax effect of the above pro forma adjustment using the measurement principles contained in SFAS 109.

        l) Reflects the additional weighted average common and common equivalent shares outstanding which have been included to reflect the Equity Offering as if it had occurred January 1, 1996.

                            USA WASTE SERVICES, INC.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------

23.1          Consent of Independent Accountants